 Blue Sphere Corporation 8-K

 Exhibit 99.1

ANTI-HARASSMENT POLICY

OF

BLUE SPHERE CORPORATION

I.	All Unlawful Harassment Prohibited

Blue Sphere Corporation (the “Company”) strictly prohibits and does not tolerate unlawful harassment against directors, officers, employees or any other covered persons (collectively, “Covered Persons”) because of race, religion, creed, national origin, ancestry, sex (including pregnancy), gender (including gender nonconformity and status as a transgender or transsexual individual), sexual orientation, age, physical or mental disability, citizenship, genetic information, past, current or prospective service in the uniformed services, or any other characteristic protected under applicable federal, state or local law.

II.	Sexual Harassment

All Covered Persons, other workers and representatives (including customers, suppliers, partners, service providers and visitors) are prohibited from harassing Covered Persons based on that individual’s sex or gender (including pregnancy and status as a transgender or transsexual individual) and regardless of the harasser’s sex or gender.

Sexual harassment means any harassment based on someone’s sex or gender. It includes harassment that is not sexual in nature (for example, offensive remarks about an individual’s sex or gender), as well as any unwelcome sexual advances or requests for sexual favors or any other conduct of a sexual nature, when any of the following is true:

•	Submission to the advance, request or conduct is made either explicitly or implicitly a term or condition of employment.

•	Submission to or rejection of the advance, request or conduct is used as a basis for employment decisions.

•	Such advances, requests or conduct have the purpose or effect of substantially or unreasonably interfering with a Covered Person’s work performance by creating an intimidating, hostile or offensive work environment.

The Company will not tolerate any form of sexual harassment, regardless of whether it is:

•	Verbal (for example, epithets, derogatory statements, slurs, sexually-related comments or jokes, unwelcome sexual advances or requests for sexual favors).

•	Physical (for example, assault or inappropriate physical contact).

•	Visual (for example, displaying sexually suggestive posters cartoons or drawings, sending inappropriate adult-themed gifts, leering or making sexual gestures).

This list is illustrative only, and not exhaustive. No form of sexual harassment will be tolerated.

Harassment is prohibited both at the workplace and at employer-sponsored events.

III.	Other Types of Harassment

The Company’s anti-harassment policy applies equally to harassment based on a Covered Person’s race, religion, creed, national origin, ancestry, sexual orientation, age, physical or mental disability, citizenship, genetic information, past, present or prospective service in the uniformed services, or any other characteristic protected under applicable federal, state or local law.

Such harassment often takes a similar form to sexual harassment and includes harassment that is:

•	Verbal (for example, epithets, derogatory statements, slurs, derogatory comments or jokes).

•	Physical (for example, assault or inappropriate physical contact).

•	Visual (for example, displaying derogatory posters, cartoons, drawings or making derogatory gestures).

This list is illustrative only, and not exhaustive. No form of harassment will be tolerated.

Harassment is prohibited both at the workplace and at employer-sponsored events.

IV.	Complaint Procedure

If you are subjected to any conduct that you believe violates this policy or witness any such conduct, you must promptly speak to, write or otherwise contact an Executive Vice President of the Company, or if the conduct involves an Executive Vice President, the Company’s Board of Directors, ideally within ten (10) days of the offending conduct. If you have not received a satisfactory response within five (5) days after reporting any incident of what you perceive to be harassment, please immediately contact the Chief Executive Officer.

Your complaint should be as detailed as possible, including the names of all individuals involved and any witnesses. The Company will directly and thoroughly investigate the facts and circumstances of all claims of perceived harassment and will take prompt corrective action, if appropriate.

Additionally, any manager or supervisor who observes harassing conduct must report the conduct to an Executive Vice President of the Company so that an investigation can be made and corrective action taken, if appropriate.

V.	No Retaliation

No one will be subject to, and the Company prohibits, any form of discipline, reprisal, intimidation or retaliation for good faith reporting of incidents of harassment of any kind, pursuing any harassment claim or cooperating in related investigations.

The Company is committed to enforcing this policy against all forms of harassment. However, the effectiveness of our efforts depends largely on Covered Persons telling us about inappropriate workplace conduct. If Covered Persons feel that they or someone else may have been subjected to conduct that violates this policy, they should report it immediately. If Covered Persons do not report harassing conduct, the Company may not become aware of a possible violation of this policy and may not be able to take appropriate corrective action.

VI.	Violations of this Policy

Any Covered Person, regardless of position or title, whom the Company determines has subjected an individual to harassment or retaliation in violation of this policy, will be subject to discipline, up to and including termination of employment.